NEWS RELEASE

Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Named to Ward’s 50 for the Fifth Straight Year

BIRMINGHAM, AL — PRNewswire — July 12, 2011 — ProAssurance Corporation (NYSE:PRA) has been named to the prestigious Ward’s 50 for the fifth consecutive year.

The Ward’s 50 recognizes the 50 best performing property-casualty insurance companies in America based on a thorough, unbiased analysis of the safety profile of each company and its financial performance during the years 2006 to 2010. This year’s Ward’s 50 was narrowed down from more than 3,000 companies.

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Our selection as one of America’s best performing property-casualty insurers for the fifth straight year underscores the value of our dedication to financial security and unparalleled service for our policyholders and agents. This long-term philosophy not only makes us the company of choice for more than 70,000 policyholders, it helps ensure that we are able to build real value for our shareholders.”

“Excellent returns and strong operating results helped make ProAssurance a top-performing insurance organization. The Ward Group looks at company performance over a five-year period, and ProAssurance has demonstrated the ability to maintain outstanding results over the long term,” said Jeff Rieder, the President of The Ward Group.

Mr. Starnes said ProAssurance’s success validates the value of the long-term view Mr. Rieder advocates. Starnes pointed out that this long-term success is the result of meticulous attention to day-to-day operations and a dedication to the tenets of Treated Fairly. He said, “We understand that our future is built on exceeding expectations every day. That means we are unrelenting in our drive to deliver a customer service experience that is second-to-none, and is backed with unquestioned financial strength.”

The differences between the Ward’s 50 companies and the remainder of the property-casualty industry are remarkable. During the five-year measuring period used to select this year’s Ward’s 50, the selected companies’ average Return on Equity was 13.8% compared to 8.7% for the industry as a whole. The Ward’s 50 companies for 2011 also posted a combined ratio that is 9.4 points lower than the property casualty industry as a whole (90.2% vs. 99.6%) during the measuring period.

About ProAssurance

ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past five years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent) by A.M. Best.

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